Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(3)
To Prospectus Dated August 19, 2005	Registration Nos. 333-127707; 333-105861

Dividend Reinvestment and Stock Purchase Plan
15,332,450 Shares of Common Stock

This prospectus supplement no. 1 amends the prospectus dated August 19, 2005 relating to the Commerce Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan (the "Plan") and should be read in conjunction with the prospectus dated August 19, 2005.

This prospectus supplement no. 1 is not complete without the prospectus dated August 19, 2005. This prospectus supplement no. 1 describes certain changes to the Plan and supersedes the information in the prospectus only to the extent inconsistent with the prospectus dated August 19, 2005.

Investing in Commerce Bancorp common stock involves risk. See “Risk Factors” beginning on page 4 of the prospectus dated August 19, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed on the accuracy or adequacy of the prospectus dated August 19, 2005 or this prospectus supplement no. 1. Any representation to the contrary is a criminal offense.

As described more fully in the prospectus dated August 19, 2005, after enrolling in the Plan, a Participant may voluntarily buy additional shares of Commerce Bancorp common stock. The purpose of this prospectus supplement no. 1 is to amend the disclosure contained in the prospectus dated August 19, 2005 related to the maximum monthly limit for purchases under the Plan.

Effective for the August 2006 Investment Date, which will be on or about August 20, 2006, and each Investment Date thereafter Commerce Bancorp reduced the maximum monthly limit for purchases under the Plan from $10,000 to $2,500. This $2,500 maximum monthly purchase amount is subject to upward or downward adjustment.

The date of this prospectus supplement no. 1 is July 10, 2006.